Rocket Fuel Announces CEO Succession Plan

Company Initiates CEO Search; George John to Remain as Chairman; Monte Zweben named Interim CEO

Rocket Fuel Reiterates First Quarter 2015 Guidance

REDWOOD CITY, California – March 24, 2015 – Rocket Fuel Inc. (NASDAQ: FUEL), a leading programmatic media-buying platform provider that uses artificial intelligence (AI) at Big Data scale to improve marketing ROI for global agencies and enterprise marketers, today announced it will begin the process to identify a successor to the company’s Chief Executive Officer, George John.

Mr. John, a co-founder who has led the company since 2008, will remain Chairman of the Board and have an active role, focusing on acquiring and developing strategic customer relationships. Monte Zweben, an accomplished marketing and technology executive and Rocket Fuel Board member since 2010, has been appointed interim CEO, while the company searches for a full-time replacement.

“After building an impressive next-generation executive staff, the last piece of which was our new Chief Revenue Officer Randy Wootton, I realized the time is right to identify a successor as CEO to help Rocket Fuel achieve its financial goals and guide it through its next stage of growth,” Mr. John said. “Managing Rocket Fuel to profitability is a very different challenge than the growth-focused mode of the past few years.  Throughout his career Monte has provided operational leadership through different stages of corporate growth from start up companies to billion dollar enterprises. He also shares the same passion for AI, Big Data, marketing and technology that we all have at Rocket Fuel."

Mr. John led Rocket Fuel from a concept in March 2008 to a global public company with over $400 million in revenue from software products and media products sold to ad agencies and marketers. The company's 2014 revenue represented growth of 70% over 2013, with 130% revenue retention from 2013 customers. Deloitte ranked the company #1 on its Technology Fast 500 list in 2013, as the fastest-growing technology company in North America, and #15 on the list for 2014.

“We are grateful for George’s exceptional leadership and his contributions to Rocket Fuel’s growth,” said Clark Kokich, Rocket Fuel’s Lead Independent Director. “Monte’s experience makes him the ideal interim CEO to help the company achieve its financial goals for 2015. With George serving in an active role driving strategic customer development and acquisition, Rocket Fuel intends to accelerate the realization of the Company’s long term vision to expand its business by bringing a unified digital marketing platform to agencies and enterprise marketers.”

The Board of Directors has formed a CEO search committee, of which Mr. John is a member and will engage a leading executive search firm to help identify candidates as expeditiously as possible. Rocket Fuel is seeking a CEO with a proven track record of success in scaling to a multi-billion dollar global company; achieving and driving profitability; and global expertise in bringing enterprise technology to market.

About Monte Zweben
Mr. Zweben has extensive experience in AI, Big Data, marketing and media technology, enterprise software and public company management. His early career was spent with the NASA Ames Research Center’s Artificial Intelligence Branch. Mr. Zweben then founded and was CEO of Red Pepper Software, a leading supply chain optimization company, which merged with PeopleSoft. He then ran PeopleSoft’s largest business unit as General Manager and Vice President of its Manufacturing Business Unit. Mr. Zweben founded and was CEO of Blue Martini Software – the leader in e-commerce and multi-channel systems for marketing retailers. Following Blue Martini, he was chairman of SeeSaw Networks, a digital, place-based media company. Mr. Zweben’s newest venture, Splice Machine, delivers the Hadoop RDBMS, an alternative to Oracle, to scale real-time applications using commodity hardware without application rewrites.

Mr. Zweben is the co-author of the book Intelligent Scheduling and has published articles in the Harvard Business Review and various computer science journals and conference proceedings. He serves on the Dean’s Advisory Board for Carnegie-Mellon University’s School of Computer Science. Mr. Zweben has a B.S. in Computer Science from Carnegie Mellon University and earned an M.S. in Computer Science from Stanford University.

Business Outlook
The Company reiterates its business outlook for the first quarter of 2015, which was originally provided in a press release dated February 19, 2015.

Forward-Looking Statements
This press release contains "forward-looking statements," regarding future events and our future financial performance, including but not limited to: the company's forecast of certain financial results for the first quarter of 2015; the intended impact of the company’s management changes including strategic customer development and acquisition, the achievement of financial goals and the realization of the company’s long term vision; and the promptness with which the CEO Search Committee can identify an executive search firm and candidates. Words such as "expect," "believe," "anticipate," “intend”, "plan", “goal”, and other similar words are also intended to identify such forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the results anticipated by such statements, including, without limitation, unanticipated delays in appointing a permanent CEO; our limited operating history, particularly as a relatively new public company; our history of losses; fluctuations in our operating results; failure to achieve a unified digital marketing platform marketable to agencies and enterprise marketers, and expected synergies and efficiencies of operations between Rocket Fuel and [x+1]; the loss of any key customers or employees; the success of any cost control or reduction efforts we undertake; the ability of our sales force to increase productivity; and general market, political, economic and business conditions.

Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the caption "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2015. These forward-looking statements are made as of the date of this press release, and Rocket Fuel expressly disclaims any obligation or undertaking to update the forward-looking statements contained herein to reflect events that occur or circumstances that exist after the date on which the statements were made.

About Rocket Fuel
Rocket Fuel delivers a leading programmatic media-buying platform at Big Data scale that harnesses the power of artificial intelligence (AI) to improve marketing ROI in digital media across web, mobile, video, and social channels. Rocket Fuel powers digital advertising and marketing programs globally for customers in North America, Europe, and APAC. Customers trust Rocket Fuel's Advertising That Learns® platform to achieve brand and direct-response objectives in diverse industries from luxury cars to financial services to retail. Rocket Fuel currently operates in more than 20 offices worldwide and trades on the NASDAQ Global Select Market under the ticker symbol "FUEL." For more information, please visit http://rocketfuel.com or call 1-888-717-8873.